EXHIBIT 10.51
Employment Outline
For
Samantha Roady
Director of Marketing

1. Salary	$80,000

2. Bonus	No cash bonus

3. Options	45,000 out of a current 10,000,000 shares outstanding following GAIN’s completed first venture round. Strike price to be set between $.50 -$1.10 per share. Three year vest – straight line (ie. You get 1/3 of your options on your first anniversary date). After closing, you will receive a detailed option agreement. Your options are part of an employee options pool that covers yourself and all other GAIN employees. The grant of options will be subject to approval by the Company’s Board of Directors. On top of the 15% employee pool dilution, GAIN will actively be looking for a strategic partner to invest in GAIN and give us additional credibility. This amount is likely to be at least 10% of existing shares.

4. Right to Purchase Preferred Stock	None

5. Benefits	At this time we are anticipating health insurance (PPO not HMO) 75% funded by GAIN, long-term disability insurance (60% of salary after 180 days), short-term disability insurance, life insurance (equal to salary), workman’s compensation, and a 401k package.

6. Legal	All GAIN employees must sign a confidentiality, non-compete and non-hire agreement. All GAIN employees are employees at will.

7. Hours	As many as possible.

8. Vacation	Three weeks per year. All vacations during the first 6 months of the year 2000 must be approved in advance by the CEO.
This offer shall terminate if not signed by both parties.

/s/ Mark E. Galant Mark E. Galant CEO	/s/ Samantha Roady Samantha Roady

10/1/99 Date	10/1/99 Date